Exhibit 99.2
Press Release:
UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203

Contacts:

Douglas M. McKay	James R. Reske
Chairman and CEO	Chief Financial Officer & Treasurer
United Community Financial Corp.	United Community Financial Corp.
330-742-9801	330-742-0592
dmmckay@homesavings.com	jreske@homesavings.com
FOR IMMEDIATE RELEASE

United Community Financial Corp. Announces

Successful Sale of Butler Wick Trust Co. to Farmers National Banc Corp.
YOUNGSTOWN, Ohio — March 31, 2009 — United Community Financial Corp. (Nasdaq: UCFC), the parent company of Butler Wick Corp. and The Home Savings and Loan Company, announced that it successfully completed the sale of Butler Wick Trust Co., a wholly-owned subsidiary of Butler Wick Corp. to Farmers National Banc Corp. on March 31, 2009, after meeting all customary closing conditions.
The transaction, which was previously announced January 8, 2009, involved a purchase price of $12,125,000 plus a pre-closing dividend of approximately $428,000. A portion of the proceeds was used by UCFC to repay in full all outstanding holding company debt.
“The timely completion of this transaction demonstrates the progress we have made in achieving the specific strategic goals we described publicly about seven months ago,” stated Douglas M. McKay, Chairman and CEO of United Community Financial Corp. “UCFC is now free of debt and is able to provide even more new capital to support the future business operations of Home Savings. We are in a better position than ever to withstand the current economic storm. Our capital levels are above the thresholds set by bank regulators and growing. Our plan is to maintain our focus on basic banking operations and the continued improvement in the quality of our balance sheet,” added Mr. McKay.
UCFC and The Home Savings and Loan Company are both headquartered in Youngstown, Ohio. Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and Western Pennsylvania. Additional information about UCFC and Home Savings may be found on the Company’s web site: www.ucfconline.com.

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, changing valuations in the stock market, and demand for loans in Home Savings’ market area that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.